EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE
July 26, 2007

For more information, please contact:
Hugh W. Mohler, Chairman & CEO	410-427-3707
Mark A. Semanie, Executive Vice President & CFO	410-427-3715

BAY NATIONAL CORPORATION REPORTS
SECOND QUARTER 2007 EARNINGS

BALTIMORE, MD (July 26, 2007) Bay National Corporation (Nasdaq: BAYN), the bank holding company for Bay National Bank, today reported  second quarter net income of $621.6 thousand, a decrease of 7.6% over second quarter 2006 results. Net income per diluted share for the second quarter 2007 was $0.28 as compared to $0.30 in the second quarter of 2006. Net interest income rose 2.6% to $3.054 million as compared to $2.976 million in the second quarter of 2006.

Book value per common share reached $9.45, up 14.1% from the year-ago quarter. Importantly, core deposits rose 19.3% year-over-year, in spite of intense competition from mega-banks, non-bank institutions and capital markets. During the second quarter of 2007, a 10% stock dividend was declared to stockholders of record as of June 18, 2007. All per share numbers and stock prices reflect the 10% stock dividend.

Total assets rose 12.3% to $258.3 million at June 30, 2007 as compared to $230.1 million at June 30, 2006. Net loans increased $12.08 million, a 5.6% year-over-year increase, and stockholders’ equity reached a record high of $20.1 million at the end of June 2007.

Hugh W. Mohler, Chairman & CEO, commented, “We will continue to pursue our long-term strategies for growth and market expansion not only in our present markets, but also in Howard and Anne Arundel Counties, along the BWI/Columbia corridor, in spite of the challenges facing the banking industry.”

Bay National Bank was founded in 2000 in response to banking industry consolidation and the distinct void these mergers created in servicing, in particular, small and mid-size businesses and their owners, business professionals, and high net worth individuals. Bay National Bank believes that it now occupies a unique niche in the banking industry. It also believes that it has positioned itself between the much larger banks, whose size and bureaucracy can preclude them from delivering exceptional and responsive service, and between much smaller banks, which may not be able to deliver the full range of products and services sought by growing businesses and sophisticated customers.

Bay National Corporation has two full-service banking offices—Baltimore and Salisbury, Maryland. It offers a complete range of commercial, private, cash management, retail, and residential mortgage banking services delivered with a high degree of respect and integrity.

The statements in this press release that are not historical facts constitute “forward-looking statements” as defined by Federal Securities laws.  Forward-looking statements can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “intends,” “may,” “will,” “should,” “anticipates” or similar terminology.  Such statements, specifically regarding Bay National Corporation’s intentions regarding growth and market expansion, are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, changes in interest rates, deposit flows, loan demand and real estate values, as well as changes in economic, competitive, governmental, regulatory, technological and other factors which may affect Bay National Corporation specifically, its existing and target market areas or the banking industry generally. Forward-looking statements speak only as of the date they are made.  Bay National Corporation will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information, please refer to the Bay National Corporation reports filed with the U.S. Securities and Exchange Commission.

SELECTED UNAUDITED FINANCIAL DATA
AS OF JUNE 30, 2007 and 2006
(dollars in thousands, except per share data)

	2007	2006
Total assets	$258,334	$230,065
Cash and due from banks	2,672	4,061
Federal funds sold and other overnight investments	21,842	4,760
Investment securities available for sale	399	698
Other equity securities	1,786	1,076
Loans, net	227,471	215,391
Deposits	208,508	198,906
Short-term borrowings	20,227	3,975
Subordinated Debt	8,000	8,000
Stockholders’ equity	20,130	17,595

Common shares outstanding	2,131,076	2,123,954
Book value per share	$9.45	$8.28
Ratio of interest earning assets to interest bearing liabilities	124.21%	124.59%
Stockholders’ equity as a percentage of assets	7.79%	7.65%

SELECTED UNAUDITED FINANCIAL RATIOS
FOR THE SIX MONTHS ENDED JUNE 30, 2007 and 2006

Weighted average yield/rate on:	2007	2006
Loans	9.16%	8.89%
Investments and interest bearing cash balances	4.22%	3.23%
Interest bearing liabilities	4.57%	4.06%
Net interest spread	4.13%	4.48%
Net interest margin	5.05%	5.29%

SELECTED UNAUDITED OPERATIONAL DATA
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2007 and 2006
(dollars in thousands, except per share data)

	Three Months Ended June 30		Six Months Ended June 30
	2007	2006	2007	2006
Interest income	$5,344	$4,866	$10,688	$9,174
Interest expense	2,290	1,890	4,490	3,493
Net interest income	3,054	2,976	6,198	5,681
Provision for credit losses	-	-	-	-
Net interest income after provision for credit losses	3,054	2,976	6,198	5,681
Non-interest income	181	254	373	394
Non-interest expenses	2,217	2,113	4,512	3,958
Income before income taxes	1,018	1,117	2,059	2,117
Income tax expense	396	444	818	842
Net income	$622	$673	$1,241	$1,275

PER COMMON SHARE
Basic net income per share*	$.29	$.32	$.58	$.60
Diluted net income per share*	$.28	$.30	$.56	$.58
Average shares outstanding (Basic)*	2,130,375	2,122,611	2,129,629	2,120,623
Average shares outstanding (Diluted)*	2,210,241	2,210,424	2,210,017	2,211,161

STOCK PRICE
High*	$16.83	$17.73	$17.55	$20.91
Low*	$14.77	$16.27	$14.77	$16.27
Close*	$16.53	$17.18	$16.53	$17.18

* All periods have been adjusted to reflect a 1.1 to 1 stock split in the form of a 10% stock dividend.

SUPPLEMENTAL INFORMATION:
(dollars in thousands)

Reconciliation of total deposits to core deposits:	June 30, 2007	June 30, 2006
Total deposits	$208,508	$198,905
National market certificates of deposit	(16,831)	(36,000)
Variable balance accounts (1 customer as of June 30, 2007 and 2 customers as of June 30, 2006)	(5,369)	(9,198)
Portion of variable balance accounts considered to be core	3,000	5,000
Core deposits	$189,308	$158,707